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EXHIBIT 12.1

                                AMERICREDIT CORP.
                       STATEMENT RE COMPUTATION OF RATIOS
                             (dollars in thousands)


                                                 Years Ended June 30,
                                    ------------------------------------------------
                                        2003             2002             2001
                                    --------------   --------------   --------------
COMPUTATION OF EARNINGS:

Income before income taxes               $ 34,486         $511,496         $362,360

Fixed charges                             214,062          144,069          121,783
                                    --------------   --------------   --------------

                                         $248,548         $655,565         $484,143
                                    ==============   ==============   ==============

COMPUTATION OF FIXED CHARGES:

Fixed charges: (a)
  Interest expense                       $202,225         $135,928         $116,024
  Implicit interest in rent                11,837            8,141            5,759
                                    --------------   --------------   --------------

                                         $214,062         $144,069         $121,783
                                    ==============   ==============   ==============

RATIO OF EARNINGS TO
  FIXED CHARGES                              1.2x             4.6x             4.0x
                                    ==============   ==============   ==============
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(a)    For purposes of such computation, the term "fixed charges" represents interest expense and a portion of rentals representative of an implicit interest factor for such rentals.